Exhibit 99.1
Credit Acceptance
25505 West Twelve Mile Road
Southfield, MI 48034-8339
(248) 353-2700
creditacceptance.com

NEWS RELEASE

FOR IMMEDIATE RELEASE
Date: February 13, 2025

Investor Relations: Douglas W. Busk
Chief Treasury Officer
(248) 353-2700 Ext. 4432
IR@creditacceptance.com

Nasdaq Symbol: CACC

CREDIT ACCEPTANCE ANNOUNCES CONDITIONAL NOTICE OF REDEMPTION FOR OUTSTANDING SENIOR NOTES DUE 2026

Southfield, Michigan – February 13, 2025 – Credit Acceptance Corporation (Nasdaq: CACC) (referred to as the “Company”, “Credit Acceptance”, “we”, “our”, or “us”) announced today that it has delivered a conditional notice of redemption to the trustee for the Company’s 6.625% senior notes due 2026 (the “2026 notes”). The notice of redemption calls for the redemption of all of the outstanding $400.0 million aggregate principal amount of 2026 notes (the “redemption”) on February 28, 2025, in accordance with the terms of the indenture governing the 2026 notes. The redemption is conditioned upon the Company’s receipt, prior to the redemption date (or on the redemption date at or prior to such time as may be determined by the Company in its sole and absolute discretion), of aggregate proceeds (before initial purchasers’ discounts and commissions and other offering expenses) from the offering of the Company’s senior notes due 2030 announced today of at least $400.0 million.

A notice of conditional full redemption of the 2026 notes will be sent to holders of the 2026 notes by the trustee under the indenture governing the 2026 notes. The information concerning the terms and conditions of the redemption is provided in the notice of conditional full redemption.

This press release does not constitute a notice of redemption of the 2026 notes or an obligation to issue any such notice of redemption.

Cautionary Statement Regarding Forward-Looking Information

Statements in this release that are not historical facts, such as those using terms like “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “assume,” “forecast,” “estimate,” “intend,” “plan,” “target” and those regarding our future results, plans and objectives, are “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements, which include statements concerning the redemption of the 2026 notes, represent our outlook only as of the date of this release. Actual results could differ materially from these forward-looking statements since the statements are based on our current expectations, which are subject to risks and uncertainties. Factors that might cause such a difference include, but are not limited to, the factors set forth in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission (the “SEC”) on February 12, 2025, and other risk factors listed from time to time in our reports filed with the SEC. We do not undertake, and expressly disclaim any obligation, to update or alter our statements whether as a result of new information or future events or otherwise, except as required by applicable law.